Execution Copy


                       DES MOINES TOWER PROCEEDS AGREEMENT


     THIS DES MOINES TOWER PROCEEDS AGREEMENT, dated as of March 29, 2000, by and among AIRTOUCH COMMUNICATIONS, INC. ("AirTouch Communications"), PANORA TELECOMMUNICATIONS, INC. ("Panora"), WALNUT CREEK COMMUNICATIONS, INC. ("Walnut Creek"), MINBURN TELEPHONE COMPANY ("Minburn"), INTERSTATE ENTERPRISES, LTD. ("Interstate") and PRAIRIE TELEPHONE COMPANY, INC. ("Prairie"). Panora, Walnut Creek, Minburn, Interstate and Prairie are collectively referred to herein as the "Stockholders."

                              W I T N E S S E T H:

     WHEREAS, in accordance with the terms of the Purchase Agreement (as defined below), AirTouch Iowa, LLC ("Buyer") intends to purchase all of the Company's outstanding capital stock from the Stockholders; and

     WHEREAS, AirTouch Communications, American Tower Corporation ("American"), and American Tower L.P. ("American Tower") are parties to that certain Agreement to Sublease dated as of August 6, 1999 (the "Sublease Agreement") pursuant to which, among other things, American Tower is obligated, subject to the satisfaction of certain conditions, to pay the Des Moines MSA General Partnership (the "Partnership") for subleases on certain wireless communications towers; and

     WHEREAS, as additional consideration for the purchase by Buyer of the Company Shares (as defined in the Purchase Agreement) as contemplated under the Purchase Agreement, AirTouch Communications has agreed to pay each Stockholder a portion of the consideration received from American Tower for the sublease of the Des Moines Towers (as defined below):

     NOW, THEREFORE, in order to effectuate the foregoing purposes and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

     Reference is hereby made to that certain Stock Purchase Agreement (as defined below) of even date herewith (the "Purchase Agreement") by and among Buyer, Central Iowa Cellular, Inc., an Iowa corporation (the "Company"), and the additional parties named therein (the "Stockholders"). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

SECTION 2. DES MOINES TOWERS

     2.1 Tower Net Proceeds. (a) AirTouch Communications hereby agrees to pay to each Stockholder its proportionate share as specified in Exhibit A attached hereto, of the Tower Net Proceeds (as hereinafter defined) received by AirTouch Communications (or an Affiliate thereof) from American Tower (or an Affiliate thereof) pursuant to the Sublease Agreement, for any or all of the twenty-four
(24) towers described on Exhibit B attached hereto (the "Des Moines Towers").

     (b) Payments of the Tower Net Proceeds shall be made by AirTouch Communications within five (5) business days after AirTouch Communications' receipt of such Tower Net Proceeds.

     (c) For the purposes of this Agreement, "Tower Net Proceeds" shall mean twenty-four percent (24%) of the gross cash proceeds received by AirTouch Communications (or an Affiliate thereof) under the Sublease Agreement for any (or all) of the Des Moines Towers, minus twenty-four percent (24%) of any fees owed to Lehman Brothers, Inc. in connection with the sublease of those Des Moines Towers; provided, however, that Tower Net Proceeds shall not include any such proceeds previously distributed by the Partnership to the Company.

     2.2 Warrant Payment. AirTouch Communications further agrees to pay, upon Closing of the transactions contemplated by the Purchase Agreement, to each Stockholder its proportionate share (i.e., twenty percent per stockholder) of cash in the amount of the Monetization Value (as defined below) multiplied by 343 for each of the Des Moines Towers monetized prior to the Closing pursuant to the Sublease Agreement. AirTouch Communications further agrees to pay, within five (5) business days after the monetization of any Des Moines Tower(s) on or after the Closing to each Stockholder its proportionate share (i.e., twenty percent per stockholder) of cash in the amount of the Monetization Value (as defined below) multiplied by 343. Monetization Value shall be equal to the average closing price of American Tower stock, as quoted on the principal stock exchange or National Market System upon which such stock is traded, for the five
(5) trading days immediately preceding the date of Closing, minus $22.00. The payments provided for in this Section 2.2 shall be in lieu of any right or claim that any Stockholder may have to a pro rata share of or any other interest in the warrant for American Tower stock received from American Tower for the Des Moines Towers under the Sublease Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     As a material inducement to AirTouch Communications to enter into this Agreement and consummate the transactions contemplated hereby, the Stockholders hereby make to AirTouch Communications all of the representations and warranties contained in Section 2 of the Purchase Agreement, mutatis mutandis, as though such representations and warranties were set forth herein.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF AIRTOUCH COMMUNICATIONS

     As a material inducement to the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, AirTouch Communications hereby makes the representations and warranties to the Stockholders contained in this Section 4.

     4.1 Organization of AirTouch Communications. AirTouch Communications is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to conduct its business in the manner and in the places where such business is conducted by it.

     4.2 Authority of AirTouch Communications. AirTouch Communications has full right, authority and power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by AirTouch Communications of this Agreement have been duly authorized by all necessary corporate action of AirTouch Communications and no other action on the part of AirTouch Communications is required in connection therewith.

     This Agreement constitutes a valid and binding obligation of AirTouch Communications enforceable in accordance with its terms. The execution, delivery and performance by AirTouch Communications of this Agreement and each such agreement, document and instrument:

     (a) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to AirTouch Communications or require AirTouch Communications to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

     (b) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which AirTouch Communications is a party or by which the property of AirTouch Communications is bound or affected, or result in the creation or imposition of any liens, security interests, restrictions, pledges, encumbrances, charges or claims of any kind on any of AirTouch Communications' assets.

     4.3 Disclosure. The representations, warranties and statements of AirTouch Communications contained in this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

SECTION 5. COVENANTS OF THE STOCKHOLDERS

     5.1 Making of Covenants and Agreements. Each of the Stockholders hereby makes the covenants and agreements set forth in this Section 5 and the Stockholders agree to cause the Company to comply with such agreements and covenants. No Stockholder shall have any right of indemnity or contribution from the Company with respect to the breach of any covenant or agreement hereunder.

     5.2 Notice of Default. Promptly upon the occurrence of, or promptly upon a Stockholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to such Stockholder prior to the date hereof, of any of the representations, warranties or covenants of the Stockholders contained in or referred to in this Agreement the Stockholders shall give detailed written notice thereof to AirTouch Communications and the Stockholders shall use their best efforts to prevent or promptly remedy the same.

     5.3 Confidentiality. Each Stockholder agrees that, unless and until the Closing has been consummated, the Stockholders and their officers, directors, agents and representatives will not disclose the existence of this Agreement or its terms without the prior written consent of the other parties, other than any disclosure required by law, including without limitation, disclosures required to be made in: (a) any filing required by any governmental authority, including, without limitation, any filing required to be made with the Federal Communications Commission or the Securities and Exchange Commission, (b) at any annual meeting of stockholders, or in any communication to stockholders, held by any of the Stockholders or member or at any annual meeting of Stockholders or members of a parent Company, (c) as required by court order or law or (d) in connection with an action to enforce this Agreement.

SECTION 6. COVENANTS OF AIRTOUCH COMMUNICATIONS

     6.1 Making of Covenants and Agreement. AirTouch Communications hereby makes the covenants and agreements set forth in this Section 6.

     6.2  Cooperation.   AirTouch   Communications   shall  cooperate  with  all
reasonable requests of the Stockholders and the Stockholders' counsel in connection with the consummation of the transactions contemplated hereby.

     6.3 Confidentiality. AirTouch Communications agrees that, unless and until the Closing has been consummated, AirTouch Communications and its officers, directors, agents and representatives will not disclose the existence of this Agreement or its terms without the prior written consent of the other parties, other than any disclosure required by law, including without limitation, disclosures required to be made in: (a) any filing required by any governmental authority, including, without limitation, any filing required to be made with the Federal Communications Commission or the Securities and Exchange Commission,
(b) at any annual meeting of stockholders, or in any communication to stockholders, held by any of the Stockholders, (c) as required by court order or law or (d) in connection with an action to enforce this Agreement.

SECTION 7. CONDITIONS

     7.1 Conditions to the Obligations of AirTouch Communications. The obligation of AirTouch Communications to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

     (a) Representations; Warranties; Covenants. Each of the representations and warranties of the Stockholders as referred to in Section 3 shall be true and correct as of the Closing Date as though made on and as of the Closing; and each of the Stockholders shall, on or before the Closing, have performed all of their obligations hereunder, which by the terms hereof are to be performed on or before the Closing.

     (b) The Closing of the transactions contemplated by the Purchase Agreement shall have occurred.

     7.2 Conditions to Obligations of the Stockholders. The obligations of the Stockholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

     7.3 Representations; Warranties; Covenants. Each of the representations and warranties of AirTouch Communications contained in Section 4 shall be true and correct as though made on and as of the Closing; AirTouch Communications shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

SECTION 8. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED

     8.1 Termination. At any time prior to the Closing, this Agreement may be terminated as follows:

     (a) by mutual written consent of all of the parties to this Agreement;

     (b) by AirTouch Communications, pursuant to written notice by AirTouch Communications to the Stockholders, if any of the conditions set forth in
Section 7.1 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of any Stockholder, will not be materially satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; and

     (c) by the Stockholders, pursuant to written notice by the Stockholders to AirTouch Communications, if any of the conditions set forth in Section 7.2 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of AirTouch Communications, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied.

     8.2 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 8.1, provided, however, that the provisions of Section 8 and Section 10.1 hereof shall survive any termination of this Agreement.

     8.3 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 7.1 hereof have not been satisfied, AirTouch Communications shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 7.2 hereof have not been satisfied, the Stockholders shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

SECTION 9. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

     9.1 Survival of Warranties. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; provided, however, that such representations and warranties shall expire [three (3)] years from the date of Closing.

SECTION 10. MISCELLANEOUS

     10.1 Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Company or the Stockholders relating in any way thereto or the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses of the Company or the Stockholders, shall be charged to or paid by the Company or AirTouch Communications.

     10.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Iowa without regard to its conflict of laws provisions. Each of the parties hereby irrevocably submits to the jurisdiction of the federal District Court for the Southern District of Iowa with respect to any action or proceeding arising out of or relating to this Agreement and each thereby waives the defense of an inconvenient forum for the maintenance of such an action.

     10.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO AIRTOUCH COMMUNICATIONS:         AirTouch Communications, Inc.
                                    One California Street
                                    San Francisco, CA 94111
                                    Attn:  Legal Department

With copies to:                     Pillsbury Madison & Sutro LLP
                                    375 Park Avenue, Suite 3108
                                    New York, NY 10152-0111
                                    Attn:  James M. McLaughlin, Esq.

And                                 Pillsbury Madison & Sutro LLP
                                    50 Fremont Street
                                    San Francisco, CA 94105
                                    Attn:  Nathaniel M. Cartmell, III, Esq.

TO COMPANY:                         Central Iowa Cellular, Inc.
                                    c/o Minburn Telephone Company
                                    416 Chestnut
                                    Box 206
                                    Minburn, IA 50167
                                    Attn:  Ron Flam
                                    Phone:  (515) 677-2264
                                    Facsimile:  (515) 677-2007

And                                 Central Iowa Cellular, Inc.
                                    c/o Kiesling Associates LLP
                                    7755 Office Plaza Drive, Suite 165
                                    West Des Moines, IA 50266
                                    Attention:  Dennis Creveling, CPA
                                    Phone:  (515) 223-0159
                                    Facsimile:  (515) 223-5429

With a copy to:                     Michael G. Kulik, Esq.
                                    Davis, Brown, Koehn, Shors & Roberts P.C.
                                    2500 Financial Center
                                    666 Walnut Street
                                    Des Moines, IA  50309
                                    Phone:  (515) 288-2500
                                    Facsimile:  (515) 243-0654

TO STOCKHOLDERS:                    To the Addresses Set Forth on Exhibit A

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

     10.4 Entire Agreement. This Agreement and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such other writings.

     10.5 Assignability; Binding Effect. This Agreement shall only be assignable by AirTouch Communications to a corporation, partnership or person, controlling, controlled by or under common control with AirTouch Communications upon providing written notice of such assignment to the other parties hereto; provided, however that Buyer shall remain obligated to perform the obligations hereunder in the event of such assignee's failure to do so. This Agreement may not be assigned by any of the Stockholders. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     10.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

     10.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     10.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.



                                    * * * * *

                  [Remainder of Page Intentionally Left Blank]

                                                                  Execution Copy


     IN WITNESS  WHEREOF the parties  hereto  have caused this  Agreement  to be
executed   as  of  the  date  set   forth   above  by  their   duly   authorized
representatives.



                              AIRTOUCH COMMUNICATIONS, INC.



                              By     /s/ Arun Sarin
                                     ---------------------------------------

                              Title  Chief Executive Officer
                                     ---------------------------------------


                              PANORA TELECOMMUNICATIONS, INC.



                              By     /s/ Andrew M. Randol
                                     ---------------------------------------

                              Title  Manager
                                     ---------------------------------------



                              WALNUT CREEK COMMUNICATIONS, INC.



                              By     /s/ Bill L. Hotchkiss
                                     ---------------------------------------

                              Title  Manager
                                     ---------------------------------------


                               MINBURN TELEPHONE COMPANY



                              By     /s/ Ron Flam
                                     ---------------------------------------

                              Title  Manager
                                     ---------------------------------------



                              INTERSTATE ENTERPRISES, LTD.



                              By     /s/ Robert Mauer
                                     ---------------------------------------

                              Title  Manager
                                     ---------------------------------------


                                      S-1-

                              PRAIRIE TELEPHONE COMPANY, INC.



                              By     /s/ Robert Boeckman
                                     ---------------------------------------

                              Title  Manager
                                     ---------------------------------------

                                      S-2-

                                    EXHIBIT A
                       LIST OF STOCKHOLDERS, STOCKHOLDINGS
                  AND PROPORTIONATE SHARE OF TOWER NET PROCEEDS

   Name and Address of Stockholder                        Proportionate Share
   -------------------------------                        -------------------

 PANORA TELECOMMUNICATIONS, INC                                    20%


 P.O. Box 189
 114 East Main
 Panora, IA 50216


WALNUT CREEK COMMUNICATIONS, INC.                                  20%

P.O. Box 36
102 North Main Avenue
Huxley, IA 50124-0036

MINBURN TELEPHONE COMPANY                                          20%

P.O. Box 206
416 Chestnut Street
Minburn, IA 50167-0206

INTERSTATE ENTERPRISES, LTD.                                       20%

P.O. Box 229
105 West Street
Truro, IA 50257

PRAIRIE TELEPHONE COMPANY, INC.                                    20%

P.O. Box 190
Highway 217 East
Breda, IA 51436

                                    EXHIBIT B
                       DES MOINES MSA GENERAL PARTNERSHIP
                       LIST OF PROJECT VERTICAL TOWERS(1)

          Project
      Vertical Number   Site Name
      ---------------   ---------

1.          563         DESARMYPOST
2.          564         DESCHIEF
3.          565         DESCUTTY
4.          566         DESEXPRESSO
5.          567         DESFRANKLIN
6.          568         DESGOB
7.          569         DESGRANDVIE
8.          570         DESGRIMES
9.          571         DESHOLIDAY
10.         572         DESINDIANOL
11.         573         DESJOHNSTON
12.         574         DESLEGACY
13.         575         DESLOVING
14.         576         DESMARQUIS
15.         577         DESMILO
16.         578         DESMINBURNS
17.         579         DESOUTREACH
18.         580         DESPRIMADON
19.         581         DESWADEL
20.         582         DESSWANWOOD
21.         583         DESURBANDAL
22.         584         DESVANMETER
23.         585         DESWAVELAND
24.         586         DESWILBURR



----------
(1) Some or all of the Project Vertical towers on this list may not be subleased to American Tower Corporation or its Affiliates under the Agreement to Sublease, depending upon a number of factors including, without limitation, whether consent of the underlying landlord for a tower site can be obtained where necessary.


                                       B-1